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                                                                   EXHIBIT 3.2

                               CERTIFICATE OF AMENDMENT

                                          OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                   * * * * * * * *

     Western Pacific Airlines, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of said corporation at a meeting held on April 18, 1997, duly adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

    RESOLVED, that the first sentence of Article 4 of the Corporation's Restated Certificate of Incorporation is hereby amended to read as follows:

         The total number of shares of all classes of stock which this Corporation shall have the authority to issue is forty-three million forty-seven thousand (43,047,000), of which forty million (40,000,000) shall be common stock, par value $0.001 per share, and three million forty-seven thousand (3,047,000) shall be preferred stock, par value $0.001 per share.

    SECOND: That at the annual meeting of stockholders of the Corporation held June 19, 1997, a majority of the holders of the Corporation's outstanding stock entitled to vote at such meeting voted to approve said amendment in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware.

    THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

    FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

    IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Robert A. Peiser, its President and attested by Nina Ortega, its Secretary this 19th day of June, 1997.



                             By: /s/ Robert A. Peiser
                                -------------------------------------
                                  Robert A. Peiser, President


ATTEST:


/s/ Nina Ortega
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Nina Ortega, Secretary